Exhibit C

FORM OF NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”), dated as of [_______], 2007, is by and between DG FastChannel, Inc., a Delaware Corporation (the “Purchaser”), and New 360, a California corporation (the “PPB Sub”). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, the Purchaser is a party to that certain Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among the Purchaser, POINT.360, a California corporation (the “Company”), and the PPB Sub, a wholly-owned subsidiary of the Company (as amended or supplemented, the “Merger Agreement”), pursuant to which, among other things, the Purchaser shall acquire the ADS Business of the Company;

WHEREAS, the PPB Sub is a party to that certain Contribution Agreement, dated as of April 16, 2007, by and among the PPB Sub, the Purchaser and the Company, pursuant to which, among other things, the PPB Sub acquired the non-ADS Business of the Company; and

WHEREAS, in order to protect the goodwill related to the ADS Business, and as a condition of consummating the transactions contemplated by the Merger Agreement on the Acceptance Date, the parties hereto are executing this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1.  CONFIDENTIALITY.

(a)  The PPB Sub has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the ADS Business. The PPB Sub agrees that on or prior to the fifth (5th) anniversary of the Acceptance Date, unless the PPB Sub first secures the written consent of an authorized representative of the Purchaser, the PPB Sub shall not use for itself or anyone else, or disclose to others, any Confidential Information, except as may be necessary for the PPB Sub to carry out its duties under any agreement with the Purchaser (if applicable) or except to the extent such use or disclosure is required by law or order of any Governmental Entity (in which event the PPB Sub shall, to the extent practicable, inform the Purchaser in advance of any such required disclosure, shall cooperate with the Purchaser in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirement). The PPB Sub shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)  “Confidential Information” as used herein, means all highly-sensitive information (whether or not specifically identified as confidential) of the ADS Business, in any form or medium, that at or prior to the Acceptance Date was disclosed to the PPB Sub, as the case may be, or that relates to the ADS Business, including, without limitation: (i) internal business information (including, without limitation, information relating to the strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the ADS Business, its customers and their confidential information; (iii) industry research compiled by, or on behalf of the ADS Business, including, without limitation, identities of potential target companies, management teams and transaction sources; (iv) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; provided, however, that “Confidential Information” shall not include any information that has become generally known to and widely available for use within the industry other than as a result of a disclosure by the PPB Sub in violation of this Agreement.

SECTION 2.  NONCOMPETITION.

(a)  During the period that shall commence as of the Effective Time and shall terminate on the fifth (5th) anniversary of the Acceptance Date (such period being referred to as the “Restricted Period”), the PPB Sub shall not (i) enter into the ADS Business, (ii) engage in any business which is the same as or substantially similar to or is or would be competitive with the ADS Business, or (iii) directly or indirectly (including without limitation, through any Affiliate of the PPB Sub), own, manage, operate, control or otherwise engage or participate in, or serve as an owner, partner, principal, advisor, director, employee, officer or consultant of any company or other enterprise or proprietorship that engages in any business within the Business Area (as defined below) which is the same as or substantially similar to or is or would be competitive with the ADS Business.

(b)  Notwithstanding the foregoing provisions of Section 2(a) and the restrictions set forth therein, the PPB Sub may own securities in any publicly held corporation that is covered by the restrictions set forth in Section 2(a), but only to the extent that the PPB Sub does not own, of record or beneficially, more than five percent (5%) of the outstanding shares of capital stock of such corporation.

(c)  “Affiliate” as used herein, means, with respect to any entity, any entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other entity.

(d)  “Business Area” as used herein, means any county in California, including the following counties: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo and Yuba; or in any county, state, country or other jurisdiction in the balance of the United States of America and the dependent territories of the United States of America and in every other country in the world.

SECTION 3.  NONSOLICITATION.

During the relevant Restricted Period, the PPB Sub shall not, without the prior written consent of the Purchaser, directly or indirectly through another Person (i) seek to employ or recruit any employee of the Purchaser (or its Affiliates) (each an “Employee” and together, the “Employees”), unless such Employee (x) resigns voluntarily (without any direct or indirect solicitation or other inducement from the PPB Sub or any of its Affiliates), (y) is terminated by the Purchaser after the Effective Time or (z) seeks employment on an unsolicited basis, or in response to general advertising conducted in the ordinary course of the business of the PPB Sub consistent with past practice and which is not specifically directed towards Employees; (ii) induce or attempt to induce any officer or director of the Purchaser to leave the employ of the Purchaser; (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the ADS Business with respect to the products and/or services of the ADS Business; or (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Purchaser to cease doing business with the Purchaser.

SECTION 4.  REASONABLENESS AND ENFORCEABILITY OF COVENANTS.

(a)  The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, the PPB Sub’s material economic interest in the Transactions.

(b)  If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

(c)  The PPB Sub acknowledges that (i) it has received a true, correct and complete copy of the Merger Agreement and (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement and no reasonable person would enter into the Merger Agreement without the benefit of the restrictive covenants herein.

SECTION 5.  MISCELLANEOUS.

(a)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (i)  if to the Purchaser, to:

DG FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, TX 75039
Attention: Chief Financial Officer
Telephone No.: (972) 581-2000
Facsimile No.: (972) 581-2100

with a copy to:

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Attention: William P. O’Neill
    Eric L. Bernthal
Telephone No.: (202) 637-2200
Facsimile No.: (202) 637-2201

 (ii)  if to the PPB Sub, to:

New 360
2777 North Ontario Street
Burbank, CA 91504
Attention: Chief Financial Officer
Telephone No.: (818) 565-1400
Facsimile No.: (818) 847-2503

with a copy to:

Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: William Gould
Telephone No.: (310) 780-1338
Facsimile No.: (310) 201-4746

(b)  Counterparts; Facsimile. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

(c)  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(d)  Injunctive Relief. The Purchaser and the PPB Sub hereby agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by the PPB Sub of this Agreement, the Purchaser shall be entitled to seek an injunction restraining the PPB Sub from the conduct that would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the PPB Sub.

(e)  Assignment. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(f)  Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Merger Agreement are fulfilled to the extent possible.

(h)  WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(h).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

DG FASTCHANNEL, INC.

By:
Name: Scott K. Ginsburg Title: Chairman of the Board and Chief Executive Officer

NEW 360

By:
Name: Haig S. Bagerdjian Title: Chairman, President and CEO